Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-150911) and Forms S-3 (File Nos. 333-217206 and 333-191192) of SB Financial Group, Inc. (the “Company”) of our report dated March 9, 2018, on our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, which report is included (or incorporated by reference) in this Annual Report on Form 10-K. We also consent to the incorporation by reference on our report dated March 9, 2018, on our audit of the internal control over financial reporting of SB Financial Group, Inc. as of December 31, 2017, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 9, 2018